UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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MERGE HEALTHCARE INCORPORATED
6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin  53214–5650

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time on Friday, June 12, 2009.

PLACE	Merge Healthcare Incorporated Corporate Headquarters 6737 West Washington Street, Suite 2250 Milwaukee, Wisconsin 53214–5650

ITEMS OF BUSINESS	•	To elect six (6) members of the Board of Directors, each for a term of one (1) year or until their successors are duly elected and qualified.

	•	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the 2009 fiscal year.

	•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on April 17, 2009.

MATERIALS TO REVIEW	•	Notice of Annual Meeting of Shareholders and Proxy Statement

	•	2008 Annual Report on Form 10-K

April 24, 2009	Ann Mayberry–French
Vice President,
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2009.

This Notice of Annual Meeting and Proxy Statement, and the 2008 Annual Report on Form 10–K are available on our web site at
www.merge.com/annualmeeting/

Certain Corporate and Shareholder Information are available on our website at www.merge.com/about/governance.aspx.com

Merge Healthcare Incorporated
6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin  53214–5650

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Merge Healthcare Incorporated (“Merge Healthcare,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting of Shareholders.  It takes place on June 12, 2009, beginning at 10:00 a.m., Central Daylight Time, at the Company’s headquarters located at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin  53214–5650.

This Notice of Annual Meeting and Proxy Statement and form of proxy and voting instructions were first made available to shareholders on April 24, 2009.

Who is entitled to vote at the Annual Meeting?

Holders of Merge Healthcare Common Stock at the close of business on April 17, 2009, are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 56,772,006 shares of Common Stock outstanding.  Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Merge Healthcare’s transfer agent, American Stock Transfer & Trust Company, you are the “shareholder of record” of those shares.  This Notice of Annual Meeting and Proxy Statement and accompanying documents have been provided directly to you by Merge Healthcare.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares.  This Notice of Annual Meeting and Proxy Statement and the accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As a beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is voted by (i) sending written notice of revocation to the Secretary of the Company bearing a date later than the date of the proxy; or (ii) properly exercising and dating a subsequent proxy relating to the shares of Common Stock that you want voted at the Annual Meeting; or (iii) voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by following the instructions of your bank, broker or other holder of record.

All votes that have been properly cast and not revoked will be voted at the Annual Meeting.

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If my shares are held in street name by my broker, will my broker vote my shares for me?

For beneficial shareholders, your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by your broker.  Under applicable rules, brokers have the discretion to vote on routine matters, such as uncontested director elections and the ratification of the selection of accounting firms.  For any matters that come before the Annual Meeting for which your broker is not permitted to exercise voting discretion, if you do not give your broker specific instructions, your shares will be considered “broker non–votes,” will not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.  However, shares represented by such “broker non–votes” will be counted in determining whether there is a quorum present.

What shares are included on the proxy card?

If you are a shareholder of record you will receive only one proxy card for all the shares you hold in certificate and in book entry form.  If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

•	Quorum for the Annual Meeting

Under our Bylaws as adopted on October 14, 2008 (which we refer to as our “Bylaws”), the presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum.  Both abstentions and broker non–votes are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

•	Election of Directors

Under our Bylaws, directors must be elected by a plurality of votes cast.  This means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.  Abstentions and broker non–votes are not counted as votes “for” or “against” this proposal.

•	Ratification of BDO Seidman, LLP

Under our Bylaws, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the ratification of BDO Seidman, LLP as our independent registered public accounting firm.  Abstentions will have the effect of a no vote and broker non–votes will have no effect on the outcome of this proposal.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters properly come before the meeting, it is the intention of the proxies named in the proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

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Can I access the Notice of Annual Meeting and Proxy Statement and the 2008 Annual Report on Form 10–K on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2008 Annual Report on Form 10–K are available on our website at http://www.merge.com/annualmeeting/.  Instead of receiving future copies of our proxy statement and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them.  Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business.

Who will pay for the cost of this proxy solicitation?

To facilitate the collection of proxies, we may appoint a proxy solicitor at the standard industry rates.  We will pay the cost of soliciting proxies, including the charges of brokers, banks and other holders of record for forwarding documents to you.

Who will count the votes?

Our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2008 Annual Report on Form 10–K, please contact:  Merge Healthcare Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650, Attention:  General Counsel and Corporate Secretary, Telephone (414) 977–4000.

How can I communicate with the Company’s Board of Directors?

Shareholders who wish to communicate with our Board may send correspondence to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650.  Our General Counsel and Corporate Secretary will submit your correspondence to our Board or the appropriate Board committee, as applicable.

The Board has instructed the General Counsel and Corporate Secretary to review all communications so received, and to exercise her discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances.  However, any Director may at any time request the General Counsel and Corporate Secretary to forward any and all communications received by the General Counsel and Corporate Secretary but not forwarded to the Directors.

How do I submit a shareholder proposal for the 2010 annual meeting?

If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 28, 2009.  Proposals should be addressed to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin, 53214–5650.  In addition, our Bylaws provide that any shareholder wishing to nominate directors or propose any other business at the annual meeting must give us written notice by no earlier than March 12, 2010 and no later than April 12, 2010.  This notice must be sent to Merge Healthcare Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin  53214–5650; Attention:  General Counsel and Corporate Secretary.  That notice must provide certain other information as described in our Bylaws.  Copies of our Bylaws are available online at www.merge.com/about/governance.aspx or see “Availability of Documents” below.

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What is “householding”?

We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure saves printing and postage costs by reducing duplicative mailings.  Shareholders who participate in householding will continue to receive separate proxy cards.  Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.  If you participate in householding and wish to receive a separate copy of the 2008 Annual Report on Form 10–K and 2009 Notice of Meeting and Proxy Statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at (414) 977–4000 or write to:  Merge Healthcare Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650, Attention: General Counsel and Corporate Secretary.  We will deliver the requested documents to you promptly upon your request.

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SHAREHOLDER PROPOSAL ONE – ELECTION OF DIRECTORS

Board Size.  It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body.  The Nominating and Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.  Our Bylaws provide that the number of Directors shall consist of no less than three (3) and no more than eleven (11) Directors.  The specific number of Directors shall be fixed from time to time by our Board.  Currently, the size of the Board shall is six (6) Directors.

Prior to the Merrick transaction in June of 2008, described more fully below under “Transactions with Related Persons,” our Board consisted of eleven (11) Directors:  Robert A. Barish (Chairperson of Nominating and Governance Committee), Dennis Brown (Chairperson of Audit Committee), Michael D. Dunham (Chairman of the Board), Anna Marie Hajek (Chairperson of Compensation Committee), Robert T. Geras, Kevin E. Moley, Kevin G. Quinn, Ramamritham Ramkumar, Richard A. Reck, R. Ian Lennox and Kenneth D. Rardin.

On June 4, 2008, the closing date of the Merrick transaction, five (5) of the eleven (11) members of our Board, Michael D. Dunham, Robert A. Barish, Ramamritham Ramkumar, R. Ian Lennox and Kenneth D. Rardin, resigned from our Board.  Our Board filled the vacancies created by such resignations by appointing the following individuals designated by Merrick to serve on our Board:  Justin C. Dearborn, Michael W. Ferro, Jr., Gregg G. Hartemayer, Nancy J. Koenig and Neele E. Stearns, Jr.  Mr. Stearns was also appointed to serve as chairperson of the Audit Committee, and Mr. Hartemayer was appointed to serve on the Nominating and Governance Committee and the Compensation Committee.

On August 19, 2008, the date of the 2008 Annual Meeting of Shareholders, a new Board was elected.  On that date, the following individuals resigned:  Ms. Hajek, Ms. Koenig, Mr. Moley and Mr. Quinn; and the Board voted to utilize seven (7) Directors pursuant to the provisions of its Bylaws.

On March 2, 2009, Mr. Geras resigned as a Director to pursue a consulting opportunity with our Company.  Subsequently, the Board determined that it would operate with six (6) Directors consistent with the provisions of our Bylaws.

All six (6) current members of our Board are standing for reelection to hold office until the next Annual Meeting of Shareholders or as provided in our Bylaws.  The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies we receive unless instructions to the contrary are provided.  If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board.  Our Directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

A plurality of votes cast is required for the election of Directors.

A plurality of the votes cast means that the individuals with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting.

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DIRECTOR BIOGRAPHIES

The following table lists the names of the six (6) current Directors who are candidates for reelection, their respective ages and positions with us, followed by a brief biography of each individual, including their business experience during the past five (5) years.

Name	Age	Position

Dennis Brown	61	Director
Justin C. Dearborn	39	Director and Chief Executive Officer
Michael W. Ferro, Jr.	43	Chairman of Board
Gregg G. Hartemayer	56	Director
Richard A. Reck	59	Director
Neele E. Stearns, Jr.	73	Director

Dennis Brown served as vice president of finance, chief financial officer and treasurer of Apogent Technologies Inc. (which we refer to as “Apogent”), a New York Stock Exchange company from January 2003 to December 2004.  Fisher Scientific International Inc. acquired Apogent in August 2004, and after completion of a transition period, Mr. Brown retired from Apogent in December 2004.  From December 2000 through January 2003, Mr. Brown served as a financial consultant to Apogent.  Mr. Brown also served as vice president of finance, chief financial officer and treasurer of Apogent’s predecessor, Sybron International Corporation (which we refer to as “Sybron”), a publicly traded company formerly headquartered in Milwaukee, Wisconsin, from January 1993 through December 2000, at which time Sybron’s life sciences group was relocated to Portsmouth, New Hampshire, and Sybron was renamed Apogent.  Mr. Brown is a Fellow of the Chartered Institute of Management Accountants (England).  Mr. Brown has served on our Board since May 2003 and previously served on our Board from the date of our initial public offering in February 1998 until May 2000.

Justin C. Dearborn served as managing director and general counsel of Merrick Ventures, LLC (with its operating entities and affiliates, are referred to collectively to as “Merrick Ventures”) from January 2007 until his appointment as Chief Executive Officer of the Company on June 4, 2008.  Mr. Dearborn has diverse experience in operational, financial and legal roles.  Prior to joining Merrick, Mr. Dearborn worked over nine years for Click Commerce, Inc. (which we refer to as “Click Commerce”), a publicly traded software and services company that was acquired by Illinois Tool Works Inc. in October 2006.  From May 2003 until May, 2005, Mr. Dearborn served as vice president of Corporate Legal Affairs and Human Resources at Click Commerce.  Mr. Dearborn was appointed corporate secretary of Click Commerce on May 2, 2003.  Prior to Click Commerce, Mr. Dearborn worked at Motorola, Inc. where he specialized in intellectual property transactions and also held management positions in Motorola’s Semiconductor and Corporate Groups.  Mr. Dearborn and holds a B.A. from Illinois State University and a J.D. from DePaul University.  He has practiced law in the state of Illinois but no longer holds a license to practice law.  Mr. Dearborn has served on our Board since his appointment as Chief Executive Officer of the Company on June 4, 2008.

Michael W. Ferro, Jr. has served as a Director and Chairman of our Board since June 4, 2008.  Since May 2007, Mr. Ferro has served as chairman and chief executive officer of Merrick, a private investment firm.  From June 1996 until October 2006, Mr. Ferro served as chief executive officer and chairman of the board of Click Commerce.  Mr. Ferro is currently a member of the board of trustees of the Chicago Museum of Science and Industry, the Field Museum, the Joffrey Ballet, Northwestern University and the Lyric Opera of Chicago.  He also serves on the boards of directors of the Chicago Community Trust, Children’s Memorial Hospital, Northwestern Memorial Foundation, Big Shoulders Foundation, and AfterSchool Matters.  Mr. Ferro holds a B.A. from the University of Illinois.

Gregg G. Hartemayer has served as a Director of our Board since June 4, 2008 and is a member of our Nominating and Governance Committee and our Compensation Committee.  Since May 2007, Mr. Hartemayer has served as a special advisor to Merrick.  Prior to his association with Merrick, he served in various capacities at Arthur Anderson LLP, and its then affiliate, Accenture for 28 years.  Mr. Hartemayer retired from Accenture in February 2004 where he was chief executive for Global Technology, Outsourcing and Global Delivery.  Mr. Hartemayer holds an M.B.A. and a B.A. in Mathematics from the University of Michigan.

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Richard A. Reck is the president of Business Strategy Advisors LLC, a business strategy consulting firm, and has served in such capacity since August 2002.  Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002.  He currently serves on the boards of Interactive Intelligence, Inc., a publicly held software company, and Advanced Life Sciences Holdings Inc., a publicly held biopharmaceutical company, as well as the boards of several private and not–for–profit entities.  Mr. Reck is a certified public accountant and holds a B.A. in Mathematics from DePauw University and an M.B.A. in Accounting from the University of Michigan.  Mr. Reck has served as a Director of our Board since April 2003.

Neele E. Stearns, Jr. has served as a Director of our Board since June 4, 2008 and is Chair of our Audit Committee.  Since February 2001, Mr. Stearns has served as chairman of Financial Investments Corporation, a private equity investment firm.  From July 2004 to April 2007, he also served as the chief executive officer of Boulevard Healthcare, LLC, an owner and operator of nursing homes.  From September 15, 2003 to January 15, 2004, Mr. Stearns took a leave of absence from Financial Investments Corporation to serve as interim chairman and chief executive officer of Footstar, Inc.  Previously, Mr. Stearns was chairman of the Board of Wallace Computer Services, Inc., then a provider of printed products and print management services, from January 2000 through November 2000.  Prior to 1995, he was president and chief executive officer of CC Industries, Inc., a diversified holding company.  Mr. Stearns holds an M.B.A. from Harvard Business School and a B.A. in Economics from Carleton College.

RECOMMENDATION OF THE BOARD

The Board nominates and recommends that shareholders vote "FOR" each of for Messrs. Brown, Dearborn, Ferro, Hartemayer, Reck and Stearns for election as Directors of our Company to serve until the next Annual Meeting of Shareholders or as otherwise provided in our Bylaws.

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CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

General.  The Board, which is elected by the shareholders, is the ultimate decision–making body of the Company, except with respect to those matters reserved to the shareholders.  It selects the Chief Executive Officer and other members of the senior management team, which senior management team is charged with the conduct of the Company’s business.  Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.  The function of the Board to monitor the performance of senior management is facilitated by the presence of outside Directors of stature who have substantive knowledge of the Company’s business.

Our business, property and affairs are managed under the direction of our Board.  Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its Committees.

All Board members standing for reelection are expected to attend our Annual Meeting of Shareholders, unless an emergency prevents them from doing so.  At our 2008 Annual Meeting, all Directors standing for reelection attended.

In 2008, the Board of Directors met eighteen (18) times, as set forth in the table below, and had three (3) Committees:  the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.  All of the Directors attended at least seventy five percent (75%) of the meetings of the Board, and at least seventy five percent (75%) of the meetings of all committees on which they served in 2008.

It is the general policy of the Company that all major decisions be considered by the Board as a whole.  As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company.  Currently, these Committees are the Audit Committee, Compensation Committee, and the Nominating and Governance Committee.  The membership of these Committees is rotated from time to time.

Selection Criteria.  Candidates are selected by the Nominating and Governance Committee for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.  Final approval of a candidate is determined by the full Board.  The Nominating and Governance Committee considers candidates suggested by our shareholders for election as a Director, provided that the recommendations are made according to the procedures required under our Bylaws.  Shareholder nominees whose nominations comply with these procedures will be evaluated by the Nominating and Governance Committee in the same manner as the Nominating and Governance Committee’s nominees.

Director Compensation.  The Nominating and Governance Committee makes recommendations to the Board regarding the compensation of Directors.

Executive Sessions.  Executive sessions or meetings of outside Directors without management present are held regularly at the Board’s discretion and consistent with NASDAQ Global Market Rules.

Availability of Documents

The various documents relating to our corporate governance are published on our website at www.merge.com/about/governance.aspx.

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These documents include:

•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Code of Ethics
•	Whistleblower Policy
•	Certificate of Incorporation
•	Bylaws

We will provide any of the foregoing information without charge upon written request submitted to General Counsel and Corporate Secretary, Merge Healthcare, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin  53214–5650.  Our website is not incorporated into or a part of this Proxy Statement.

Director Independence

Our Board follows the NASDAQ Global Market Rules regarding the independence of directors.  The Board recognizes that independent directors play an important role in assuring investor confidence.  As such, the Board has determined that each of Messrs. Brown, Geras, Hartemayer, Reck, and Stearns is independent under the listing standards of the NASDAQ Global Market. For the Directors on our Board prior to the Merrick transaction, the Board had determined that each of Messrs. Moley, Quinn and Ms. Hajek were independent prior to their resignations from the Board on the date of the election of Directors at the 2008 Annual Meeting.

Merge Healthcare's Code of Ethics

All of our employees, including the Chief Executive Officer, Chief Financial Officer, our Controllers, and persons performing similar functions, including all Directors and employees, are required to abide by Merge Healthcare’s Code of Ethics to ensure that our business is conducted in a consistently legal and ethical manner.  This Code of Ethics along with our Whistleblower Policy form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees.  Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Merge Healthcare’s Code of Ethics.  The Sarbanes–Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  We have such procedures in place as set forth in the Merge Healthcare Incorporated Whistleblower Policy and the Code of Ethics.

Both our Code of Ethics and our Whistleblower Policy are available to our shareholders on our web site at www.merge.com/about/governance.aspx and in print.  To request copies of these documents, make such request in writing to the General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin  53214–5650.  Future material amendments relating to the Code of Ethics and/or the Whistleblower Policy will be disclosed on our web site.  See “Availability of Documents“ above for further details.

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COMMITTEE MEMBERSHIP

The table below provides 2008 membership and meeting information for each of the Board Committees.

Name	Audit		Compensation		Nominating and Governance

Robert A. Barish, M. D. (1)			X		X	(2)
Dennis Brown	X	(3)	X	(*)	X
Justin C. Dearborn (4)
Michael D. Dunham (1)
Michael W. Ferro, Jr. (4)(5)
Robert T. Geras (6)	X	(7)	X		X	(*)(6)
Anna Marie Hajek (8)			X	(9)	X
Gregg G. Hartemayer (4)			X	(10)	X	(11)
Nancy J. Koenig (4)(8)
R. Ian Lennox (1)			X		X
Kevin E. Moley (8)
Kevin G. Quinn (8)
Ramamritham Ramkumar (1)	X
Kenneth D. Rardin (1)
Richard A. Reck	X		X		X	(*)(12)
Neele E. Stearns, Jr. (4)	X	(*)

(*)	Represents Committee Chairperson.
(1)	Resigned as a member of the Board of Directors effective June 4, 2008.
(2)	Dr. Barish resigned as Chairperson of the Nominating and Governance Committee effective June 4, 2008.
(3)	Mr. Brown resigned as Chairperson of the Audit Committee effective upon the date of election of Directors at the 2008 Annual Meeting of Shareholders, August 19. 2008.
(4)	Appointed as a member of the Board effective June 4, 2008.
(5)	Appointed as Chairman of the Board effective June 4, 2008.
(6)	Mr. Geras resigned as a Director and as Chairperson of the Nominating and Governance Committee effective March 2, 2009.
(7)	Mr. Geras resigned as a member of the Audit Committee effective June 4, 2008.
(8)	Resigned as a member of the Board effective upon the date of election of Directors at the 2008 Annual Meeting of Shareholders, August 19, 2008.
(9)	Ms. Hajek resigned as Chairperson of the Compensation Committee effective upon the date of election of Directors at the 2008 Annual Meeting of Shareholders, August 19, 2008.
(10)	Appointed as a member of the Compensation Committee effective August 19, 2008.
(11)	Appointed as a member of the Nominating and Governance Committee effective August 19, 2008.
(12)	Appointed as Chairperson of the Nominating and Governance Committee effective upon Mr. Geras’ resignation on March 2, 2009.

The Audit Committee

The Audit Committee is comprised of entirely independent Directors in accordance with the listing standards of the NASDAQ Global Market and applicable rules of the Securities and Exchange Commission (“Commission”).  Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm and management the adequacy and effectiveness of internal controls over financial reporting.  The Audit Committee reviews and consults with management and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied.  The Audit Committee is also responsible for appointing, retaining and evaluating the Company’s independent public accounting firm.  The Committee is directly responsible for the compensation, retention and oversight of the Company’s independent public accounting firm and evaluates the independent public accounting firm’s qualifications, performance and independence.  The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.  The Audit Committee is also responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management.

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The Audit Committee adopted an amended and restated charter on November 20, 2008, to replace the charter which had previously been in effect.  A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement and is also available on our website at www.merge.com/about/governance.aspx and in print upon request.  See “Availability of Documents” above.  The Audit Committee met twelve (12) times in 2008.

The Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the Commission’s rules.

The Compensation Committee

The Compensation Committee is comprised entirely of independent Directors in accordance with the listing standards of the NASDAQ Global Market and each Committee member is a “non–employee director” as defined in Rule 16b–3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.  The Committee determines the Company’s compensation philosophy and oversees and administers the Company’s executive compensation programs.  Its responsibilities also include overseeing Merge Healthcare’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation programs for the Company’s executive officers.

The Compensation Committee Charter is available on our website at www.merge.com/about/governance.aspx and in print upon request.  See “Availability of Documents” above.  The Compensation Committee met nine (9) times in 2008, two (2) of which meetings were jointly held with the Nominating and Governance Committee.

The Nominating and Governance Committee

The Nominating and Governance Committee is comprised entirely of independent Directors.  Under the terms of its Charter, the Nominating and Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board.  This includes identifying, recruiting and recommending director candidates as well as considering nominees recommended by shareholders.  The Committee is responsible for recommending corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Committee advises on the structure of Board meetings and recommends matters for consideration by the Board.  The Committee also advises on and recommends director compensation, which is ultimately approved by the full Board.

The Nominating and Governance Committee Charter is available on our website at www.merge.com/about/governance.aspx and in print upon request.  See “Availability of Documents” above.  The Nominating and Governance Committee met five (5) times in 2008, two (2) of which meetings were jointly held with the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the Compensation Committee or Board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

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COMPENSATION OF NON–EMPLOYEE DIRECTORS

Following the Merrick transaction discussed below, our non–employee Directors no longer receive cash compensation.  Instead, the Directors received stock options, which options vest over sixteen equal quarterly increments and have an exercise price equal to the closing price of the Company’s shares on the date of grant.  For 2008, our current Chairman of the Board was awarded an option grant to purchase 400,000 shares of our Common Stock, our current Chairman of the Audit Committee was awarded an option grant to purchase 300,000 shares of our Common Stock, and each of our other current non–employee Directors were awarded an option grant to purchase 225,000 shares of our Common Stock.

Director Compensation For Fiscal Year 2008

The following tables provide information about the compensation earned by our Directors during 2008, regardless of when paid, and their equity holdings as of December 31, 2008.  The tables do not include Mr. Dearborn, an employee Director, who received no additional compensation for his services as a Director.

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total ($)
Dennis Brown	22,750	40,214	62,964
Michael W. Ferro, Jr.	––	13,714	13,714
Robert T. Geras	18,250	40,214	58,464
Gregg G. Hartemayer	––	28,904	28,904
Richard A. Reck	20,500	40,214	60,714
Neele E. Stearns, Jr.	––	38,538	38,538

(1)
Certain Directors were paid for their meeting attendance, as well as their participation on the Board and as Committee Chairpersons for the quarterly period ending March 31, 2008 in accordance with the Board compensation plan in effect on the date of our 2007 Annual Meeting of Shareholders.  Directors no longer receive cash compensation for their meeting attendance or their participation as a member of the Board in accordance with the Board compensation plan in effect on the date of our 2008 Annual Meeting of Shareholders.  Although eligible to receive compensation for their meeting attendance and their Board participation following the March 31, 2008 date through the date of our 2008 Annual Meeting of Shareholders, those eligible Directors voluntarily waived such compensation.

(2)	Amounts reflect that portion of the dollar amount of options that we recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal year ended December 31, 2008. Assumptions used in the calculation of these amounts are included in Note 8 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10–K filed with the Commission on March 11, 2009. Please refer to the following table entitled “Outstanding Equity Awards of Directors at Fiscal Year End” for the aggregate number of option awards outstanding as of December 31, 2008. Our Directors have not been awarded any restricted stock.

REVIEW OF RELATED PERSON TRANSACTIONS

The Company adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

·	A “related person” means any of our Directors, executive officers, nominees for director, holder of five percent (5%) or more of our Common Stock or any of their immediate family members; and

·
A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

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Each of our executive officers, Directors or nominees for director is required to disclose certain information relating to related persons transactions for review, approval or ratification by our Audit Committee.  Disclosure to our Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, Director or nominee for director becomes aware of the related person transaction.  Our Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of its determination that consummation of the transaction is not or was not contrary to the best interests of the Company.  Any related person transaction must be disclosed to our full Board.

TRANSACTIONS WITH RELATED PERSONS

On June 4, 2008, we consummated the transactions contemplated by a Securities Purchase Agreement (which we refer to as the “Purchase Agreement”), dated May 21, 2008, that we had entered into with certain of our subsidiaries and Merrick RIS, LLC, an affiliate of Merrick.  In connection with the transactions, we issued (i) a $15 million senior secured Term Note (which we refer to as the “Term Note”), and (ii) 21,085,715 shares of our Common Stock at a price per share of $0.35 to Merrick.  We refer to the shares issued in the transaction as the “Shares.” Merrick obtained the funds to purchase the Term Note and the Shares through equity contributions made by its members.

The Term Note bears interest at 13.0% per annum, payable quarterly, and becomes payable in a single installment on the second anniversary date of the closing of the transaction.  The Term Note is secured by a first priority lien on all of the assets of our and our subsidiaries’ U.S. and Canadian operations.

We also entered into a Registration Rights Agreement (which we refer to as the “Registration Rights Agreement”) with Merrick.  The Registration Rights Agreement requires us, upon Merrick’s request, to file and maintain the effectiveness of a registration statement covering the Shares.  If we do not fulfill certain of our obligations under the Registration Rights Agreement with respect to registering the Shares, we will be required to pay additional interest on the outstanding principal of the Term Note as liquidated damages for our breach under the Registration Rights Agreement.

Pursuant to the terms of the Purchase Agreement, Merrick had the right to designate five (5) persons to be nominated to our Board in the future, subject to reduction upon a decrease in Merrick’s ownership percentage in our Company.  On July 1, 2008, the Company and Merrick amended the Purchase Agreement, pursuant to which Merrick gave up its contractual right to nominate persons to our Board.  As a result, Merrick is no longer obligated to vote for the slate of Directors nominated by the Company.

Michael W. Ferro, Jr. and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick.  Mr. Ferro also serves as the chairman and chief executive officer of Merrick.  Accordingly, Mr. Ferro indirectly owns or controls the Term Note and all of the Shares owned by Merrick.

Because the related person transaction policies and procedures do not apply to directors or executive officers prior to their becoming directors or executive officers, the policies and procedures did not require review, approval or ratification of the transactions above prior to or after execution.

Mr. Hartemayer owns immaterial economic interests in Merrick.

Until their appointments as officers of our Company, Mr. Dearborn served as the general counsel and a managing director of Merrick, and Ms. Koenig served as the chief executive officer of Merrick Healthcare, LLC, a portfolio company of Merrick Ventures.  Mr. Dearborn and Ms. Koenig resigned from all of their positions with Merrick and its affiliates (other than our Company and our subsidiaries) upon joining our Company.

The Company entered into a Consulting Agreement effective as of January 1, 2009 with Merrick RIS, LLC, which allows the Company to take advantage of certain consulting services offered by Merrick.  These services include, but are not limited to, investor relations, financial analysis and strategic planning.  This transaction was approved by the Audit Committee in accordance with its written policies and procedures regarding related person transactions.  The cost of this Consulting Agreement for the first quarter of 2009 was $130,229 and is estimated to be $520,000 for 2009.

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Effective March 31, 2009, the Company entered into a software license agreement with Merrick Healthcare Solutions, an entity doing business as Olivia Greets.  Olivia Greets is wholly owned by Merrick.  This transaction was approved by the Audit Committee in accordance with its written policies and procedures regarding related person transactions.  The revenue generated by this agreement is estimated to be $400,000, exclusive of optional services, which may be purchased by Olivia Greets, over its term.

MANAGEMENT

Executive Officers

The names of our current executive officers, and their respective ages and positions are as follows:

Name	Age	Position

Justin C. Dearborn	39	Chief Executive Officer, Director
Nancy J. Koenig	44	President Merge Fusion
Ann Mayberry–French	48	General Counsel and Corporate Secretary
Steven M. Oreskovich	37	Chief Financial Officer
Antonia A. Wells	50	President Merge OEM

Mr. Dearborn’s biography appears above under the heading “Shareholder Proposal One – Election of Directors.”

Nancy J. Koenig was appointed President of Merge Fusion in June of 2008.  Ms. Koenig comes to the Company from Merrick Healthcare Solutions (a Merrick portfolio company), where she served as its chief executive officer.  Prior to joining Merrick in the fall of 2007, Ms. Koenig was the president of Click Commerce during its integration as a subsidiary of ITW.  Nancy joined Click Commerce in 1999 as the director of business consulting and held various positions, including serving as the head of Click’s European Operations, its vice president of Product Operations and Marketing and its executive vice president – Operations.  Ms. Koenig became Click’s president in 2006.

Ann Mayberry–French was appointed General Counsel and Corporate Secretary in August of 2008.  Ms. Mayberry–French comes to the Company from Modine Manufacturing Company where she served as senior counsel.  Prior to joining Modine Manufacturing Company, Ms. Mayberry–French was the general counsel and secretary of Assurant Health for seven years.  Ms. Mayberry–French has over 27 years of experience in the healthcare and health insurance industry, including business management of managed care services and federal government contracting.  Ms. Mayberry–French is a Registered Nurse and has been licensed to practice law in Kentucky, Ohio and Wisconsin.  She currently maintains a license to practice only in Wisconsin, but is also admitted in Ohio and Kentucky.

Steven M. Oreskovich was appointed Chief Financial Officer in June 2008.  Prior to his appointment as Chief Financial Officer, Mr. Oreskovich served as our Vice President of Internal Audit since January 2007, as our Chief Accounting Officer and interim Treasurer and interim Secretary from July 2006 to January 2007 and as our Vice President and Corporate Controller from April 2004 to July 2006.  Prior to joining our Company, Mr. Oreskovich served as vice president of finance and operations at Truis, Inc., a company that provided customer intelligence solutions for business–to–business enterprises, from April 2000 to January 2003.  Prior to that, Mr. Oreskovich worked as an auditor at PriceWaterhouseCoopers LLP from September 1994 to April 2000.  Mr. Oreskovich holds a B.S. degree in Accounting from Marquette University and is a C.P.A.

Antonia A. Wells was appointed President of Merge OEM in June 2008.  Prior to her appointment as President Merge OEM, Ms. Wells served as Merge OEM Vice President of Customer Operations since June 2005.  Since joining our Company in 1999, Ms. Wells has been responsible for Merge OEM’s contract management, quality/regulatory affairs, manufacturing, order management, professional services and internal infrastructure.  Ms. Wells has over 25 years of business management experience, including leadership roles in IT, enterprise system implementation, process re–engineering, and human resources.

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis describes our executive compensation program for 2008 and certain elements of the 2009 program.  We use this program to attract, motivate, and retain colleagues whom the Board has selected to lead our business.

This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our officers who also comprise our named executive officers.  Those Named Executive Officers are our Chief Executive Officer, Justin C. Dearborn; our President, Merge Fusion, Nancy J. Koenig; our Vice President, General Counsel and Corporate Secretary, Ann Mayberry–French; our Chief Financial Officer, Steven M. Oreskovich; and our President, Merge OEM, Antonia A. Wells.

MARKET AND BUSINESS CONDITIONS

We and our industry continue to face challenges due to the profoundly changed global business environment in which we operate.  Merge Healthcare improved its financial position during the second half of 2008 and continues to take steps to manage overhead while growing revenue in order to improve our financial strength and sustain future performance.  In furtherance of our company–wide transformational efforts, which commenced in mid–2008, we have continued to operate two operational units:  Merge OEM (selling customized software solutions to original equipment manufacturers in the healthcare information technology industry) and Merge Fusion (selling software solutions to end–users such as radiologists, diagnostic imaging centers and hospitals).  These business units are focused on providing software solutions for digital imaging in the health care market space.  Our business structure is designed to provide each global business unit with the authority and accountability to make decisions as part of the overall Merge Healthcare global business – quickly and with agility – in the best interest of its stakeholders, including our customers.  We believe this business model will contribute to improved performance and increased shareholder value.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy

The primary objectives of our executive compensation policies are as follows:

·
to attract and retain talented executives by providing compensation that is in alignment with the compensation provided to executives at companies of comparable size and growth trajectory in the health care information technology industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance; and

·	to provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals, based primarily on diluted earnings per share.

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Our incentive compensation programs are designed to reward executive and other employee contributions based on the success of our organization.  Specifically, they are designed to reward achievement of our annual financial performance and business goals and creation of shareholder value.

Compensation Mix

Historically, we have used a mix of short–term compensation (base salaries and annual cash incentive bonuses) and long–term compensation (stock option grants and restricted stock awards) to meet the objectives of our compensation programs.  We do not have a fixed policy for allocating between long–term and short–term compensation or between cash and non–cash compensation.  Because we believe that it is important to align the interests of our executives with those of our shareholders, equity incentive compensation has made up a portion of each current executive’s overall compensation package.  In the near term, we plan to continue to use primarily short–term compensation (base salaries and annual cash incentive bonuses) as well as long–term compensation, as appropriate.

The compensation that we pay our Named Executive Officers consists of base salary, cash incentive compensation and stock option awards.  The following discussion explains the reason we pay each element of compensation, how the amount of each element is determined, and how each element fits into our overall compensation philosophy and affects decisions regarding other elements.

We seek to pay executives a base salary in alignment with salaries of executives at companies of comparable position in the healthcare information technology industry and at a rate that fits within our annual budget, financial objectives and operating performance.  We have not historically attempted to make base salary a certain percentage of total compensation.

Although the Company reported total net income of approximately $2.3 million in the third and fourth quarters of 2008, the 2008 full year operations resulted in a net loss of approximately $23.7 million.  In light of the Company’s 2008 annual performance and the public sentiment regarding corporate bonus payouts for substandard, annual corporate performance, the Compensation Committee determined that the Company performance did not warrant cash incentive payments for 2008.  Additionally, for 2009, no company wide merit awards or salary increases to Named Executive Officers were given for the same reasons.

Role of the Compensation Committee

The Compensation Committee of our Board is responsible for administering our compensation practices and ensuring they are designed to drive corporate performance.  Our Compensation Committee reviews compensation policies affecting our executive officers annually, taking into consideration our financial performance, our position within the health care information technology industry, the executive compensation policies of similar companies in similar industries and, when reviewing individual compensation levels, certain individual factors, including the executive’s level of experience and responsibility and the personal contribution that the individual has made to our success.  Further, our Compensation Committee also considers the global economic trends and the macroeconomic environment.

Annually, our Compensation Committee reviews the base salaries of all executive officers and based on these reviews, may adjust these salaries to ensure external competitiveness and to reflect the executive’s individual position and performance, as well as the performance of our Company.  In addition to these factors, our Compensation Committee considers the recommendations of our Chief Executive Officer when adjusting base salaries of our Named Executive Officers other than himself.  We may also make base salary adjustments during the year if the scope of an executive officer’s responsibility changes relative to the other executives.

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Modifications To Our Executive Compensation Program

The Committee continues to focus its efforts to refine the executive compensation structure and process consistent with evolving good governance practices.

Beginning in June 2008, in connection with the investment by Merrick in our Company, several changes occurred in the makeup of our senior management team.  Specifically, effective on the closing of the Merrick investment, Mr. Dearborn became our Chief Executive Officer, Mr. Oreskovich became our Chief Financial Officer, Ms. Koenig became our President of Merge Fusion and Ms. Wells became our President of Merge OEM.  In connection with these changes, the Compensation Committee proposed and the Board accepted several modifications to our executive officer and director compensation programs to ensure that we offer competitive compensation that will help us to retain our executive officers and to reflect the views of the current members of our Board and the Compensation Committee on appropriate compensation structures.

During 2008, we also implemented a different director compensation program than previously utilized for our Directors as set forth in the Director compensation discussion.

We have entered into employment agreements with four (4) Named Executive Officers:  Mr. Dearborn, Ms. Koenig, Mr. Oreskovich and Ms. Wells.  The agreements formalize and confirm the base compensation, target annual bonus amounts and the stock option grants that we agreed to in connection with the hiring of Mr. Dearborn and Ms. Koenig, and Mr. Oreskovich’s and Ms. Wells’ promotions.  The agreements provide for twelve (12) months’ base salary as severance upon a termination other than for cause or other than due to the executive officer’s death or disability, conditioned on the executive officer’s execution of a release agreement.  The agreements do not include a definition of “cause.” In addition, upon a change of control of the Company, all of the executive officers’ stock options will vest.  We proposed the amounts of these severance benefits and the triggering events based on the subjective judgments and experiences of the members of the Compensation Committee indicating that these amounts are consistent with market practice and that the triggering events are likely to involve circumstances in which it is customary and appropriate to offer the protections embodied in the employment agreements.

We established the terms of the compensation arrangements with four (4) of our Named Executive Officers at the time of the closing of the Merrick investment, as noted above.  Under the employment agreements, Mr. Dearborn receives an annual base salary of $250,000 and has a target annual bonus equal to his base salary.  Ms. Koenig receives an annual base salary of $200,000 and has a target annual bonus equal to her base salary.   Ms. Wells receives an annual base salary of CAD$200,000 and has a target annual bonus equal to her annual base salary.  Mr. Oreskovich receives an annual base salary of $200,000 and has a target annual bonus equal to 50% of his annual base salary.  The compensation arrangement for Ms. Mayberry–French was determined upon her date of hire.  Those arrangements are as follows:  Ms. Mayberry–French was hired at an annual salary of $150,000 and received a salary increase effective on January 1, 2009, due to additional responsibility for the Human Resources function of the Company.  Ms. Mayberry–French now receives an annual salary of $160,000 and has a target annual bonus of thirty five percent (35%) of her base salary.  Achievement of bonus for each of the current executive officers is tied to factors defined by the Compensation Committee for the 2009 annual bonus program and could result in a bonus amount that is more or less than the targeted bonus.

In addition, in connection with their appointment as executive officers of our Company in 2008, we granted Mr. Dearborn, Ms. Koenig, Ms. Mayberry–French, Mr. Oreskovich and Ms. Wells options to purchase 600,000, 200,000, 200,000, 100,000 and 200,000 shares of our Common Stock, respectively, at the closing price for a share of our Common Stock on the date of grant.  The options are non–qualified stock options, expire on the sixth anniversary of the grant date and vest at a rate of 25% per year, contingent on the executive officer’s continuous employment through the applicable vesting date.  The vesting of the options will accelerate on a change in control of our Company.  These options were granted under our 2005 Equity Incentive Plan.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S–K  set forth above with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

·               Dennis Brown, Chairperson
·               Gregg G. Hartemayer
·               Richard A. Reck

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Tables

The following two tables summarize the compensation earned by our Named Executive Officers for the fiscal year ended December 31, 2008

Current Executive Officers

The following table relates to the compensation earned by our current Named Executive Officers in 2008.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non Equity (3) Incentive Plan Compensation($)	All Other Compensation ($)		Total ($)

Justin C. Dearborn (4) Chief Executive Officer	2008	143,109	––	––	37,880	––	7,018	(5)	188,007

Steven M. Oreskovich (6) Chief Financial Officer and Treasurer	2008 2007 2006	189,583 175,000 59,375	–– 130,000 746	26,343 2,734 ––	183,051 165,166 223,363	–– 5,469 35,000	10,222 9,514 3,906	(5) (5) (5)	389,199 487,883 422,390

Nancy J. Koenig (4) President, Merge Fusion	2008	114,487	––	––	11,203	––	2,236	(5)	127,926

Antonia A. Wells (7) President, Merge OEM	2008	160,474	––	26,343	68,390	––	5,975	(8)	261,182

Ann G. Mayberry–French (9) Vice President, General Counsel & Corporate Secretary	2008	60,288	––	––	7,737	––	4,882	(3)	72,907

(1)	For 2007, reflects a retention bonus of $105,000 for Mr. Oreskovich, and a discretionary bonus of $25,000 for Mr. Oreskovich.
(2)
Reflects that portion of the dollar amount of awards that we recognized for financial statement reporting purposes in accordance with FAS 123R, for the fiscal year ended December 31, 2008.  Based on this methodology, the option amounts may include amounts from option awards granted in and prior to 2008.  Assumptions used in the calculation of these amounts are included in Note 8 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10–K filed with the Commission on March 11, 2009.

(3)	Represents the cash incentive award earned under our 2007 performance–based cash bonus plan.
(4)	Mr. Dearborn and Ms. Koenig each began employment with us at the consummation of the Merrick transaction, effective June 4, 2008.
(5)
For 2008, represents our matching contribution under our 401(k) employee retirement savings plan ($1,875 for Mr. Dearborn, $5,688 for Mr. Oreskovich, and $1,125 for Ms. Mayberry–French) and medical, dental, optical and life insurance benefits ($5,143 for Mr. Dearborn, $4,534 for Mr. Oreskovich, $2,236 for Ms. Koenig, and $3,757 for Ms. Mayberry–French).  For 2007, represents our matching contribution under our 401(k) employee retirement savings plan ($5,250 for Mr. Oreskovich) and medical, dental, optical and life insurance benefits ($4,264 for Mr. Oreskovich).  For 2006, represents our matching contribution under our 401(k) employee retirement savings plan.

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(6)
At the consummation of the Merrick transaction effective June 4, 2008, Mr. Oreskovich was promoted to the position of Chief Financial Officer and Treasurer.  Prior to that time, Mr. Oreskovich held the position of Vice President of Internal Audit.

(7)
At the consummation of the Merrick transaction effective June 4, 2008, Ms. Wells was promoted to the position of President, Merge OEM.  Prior to that time, Ms. Wells held the position of Vice President, Customer Operations of our Cedara business division.

(8)
Represents a Company contribution of $2,207 under our Deferred Profit Sharing Plan (“DPSP”) for Canadian employees and the payment of $3,768 in medical, dental, optical and life insurance and related costs for the benefit of Ms. Wells.

(9)	Ms. Mayberry–French began her employment with us effective August 4, 2008.

Former Executive Officers

The following table relates to the compensation earned by our former Named Executive Officers in 2008.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)		Non Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)

Kenneth D. Rardin Former President & Chief Executive Officer (4)	2008 2007 2006	194,358 425,000 137,035	–– 99,167 94,950	435,393 15,376 ––	728,194 406,840 571,500	(5)	–– –– ––	1,359,171 11,254 37,232	(6)(7)(8)	2,717,116 957,637 840,717

Steven R. Norton Former Executive Vice President, Chief Financial Officer and Treasurer (9)	2008 2007	144,117 294,423	–– ––	290,262 10,251	61,354 157,782	(10)	–– 20,750	693,959 16,228	(6)(7)(8) (6)	1,189,692 499,434

Gary D. Bowers Former President, Merge Healthcare North America (11)	2008 2007 2006	109,276 235,000 71,901	–– –– 32,148	290,262 10,251 ––	(30,945 109,239 129,484	)(12)(13)	–– 11,750 ––	492,086 26,221 12,000	(6)(7)(8) (6)	860,679 392,461 245,533

Jacques F. Cornet Former President, Merge Healthcare EMEA (14)	2008 2007 2006	250,180 270,862 207,834	–– 121,440 138,537	–– –– ––	(28,168 73,630 59,069	)(13)(15)	31,060 25,326 ––	19,205 21,145 19,817	(7)(16) (16)	272,277 512,403 425,257

Loris Sartor Former President, Cedara Software (17)	2008 2007 2006	258,632 270,862 139,584	–– 75,900 675	290,262 10,251 ––	4,874 87,878 69,419	(18)	4,299 6,569 148,285	119,016 23,235 29,952	(8)(19) (19)	677,083 474,695 383,915
___________________

(1)	For 2007, reflects a guaranteed bonus of $99,167 for Mr. Rardin, and retention bonuses of $121,440 and $75,900 for Mr. Cornet and Mr. Sartor, respectively.
(2)
Reflects that portion of the dollar amount of awards that we recognized for financial statement reporting purposes in accordance with FAS 123R, for the fiscal year ended December 31, 2008.  Based on this methodology, the option amounts may include amounts from option awards granted in and prior to 2008.  Assumptions used in the calculation of these amounts are included in Note 8 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10–K filed with the Commission on March 11, 2009.

(3)	Represents the cash incentive award earned under our 2007 performance–based cash bonus plan.
(4)	Mr. Rardin resigned all positions with us and our subsidiaries, including as an officer, employee and director, effective June 4, 2008.
(5)	Upon Mr. Rardin’s departure from our Company effective June 4, 2008, he forfeited 225,000 unvested options, and voluntarily surrendered 225,000 unexercised, vested options.
(6)
For 2008, represents our matching contribution under our 401(k) employee retirement savings plan ($4,324 for Mr. Norton and $2,938 for Mr. Bowers) and medical, dental, optical and life insurance benefits ($5,431 for Mr. Rardin, $5,235 for Mr. Norton and $4,095 for Mr. Bowers).  For 2007, represents our matching contribution under our 401(k) employee retirement savings plan ($6,750 for Mr. Norton) and medical, dental, optical and life insurance benefits ($11,254 for Mr. Rardin, $9,478 for Mr. Norton, and $8,852 for Mr. Bowers) and $17,369 paid to Mr. Bowers for transportation, temporary lodging and other costs incurred related to commuting from his home in Alpharetta, Georgia to his primary place of employment in Milwaukee, Wisconsin.

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(7)
Reflects severance payments made under their respective severance agreements ($1,149,740 for Mr. Rardin, $548,400 for Mr. Norton, and $349,053 for Mr. Bowers); and reflects a $14,210 severance payment made to
Mr. Cornet under his employment agreement.

(8)
Represents gross taxable income resulting from the disbursement of shares of restricted stock at their respective separation dates from Company in the amount of $204,000 for Mr. Rardin, $136,000 for Mr. Norton, $136,000 for Mr. Bowers, and $113,867 for Mr. Sartor.

(9)	Mr. Norton resigned all positions with us and our subsidiaries, including as an officer, employee and director, effective June 4, 2008.
(10)	Upon Mr. Norton’s departure from our Company effective June 4, 2008, he forfeited 150,007 unvested options, and voluntarily surrendered 74,993 unexercised, vested options.
(11)	Mr. Bowers resigned all positions with us and our subsidiaries, including as an officer and employee, effective June 4, 2008.
(12)	Upon Mr. Bowers’ departure from our Company effective June 4, 2008, he forfeited 68,750 unvested options, and voluntarily surrendered 56,250 unexercised, vested options.
(13)	Negative amounts result from the reduction of expenses recognized in prior years related to option awards forfeited prior to the annual vesting period.
(14)	Mr. Cornet resigned all positions with us and our subsidiaries, including as an officer and employee, effective March 31, 2008.
(15)	Upon Mr. Cornet’s departure from our Company effective March 31, 2008, he forfeited 83,750 options.
(16)
For 2008, represents a Company contribution of $1,775 under our DPSP for Canadian employees, payment of $3,220 in medical, dental, optical and life insurance and related costs for the benefit of Mr. Cornet.  For
2007, represents a Company contribution of $8,126 under our DPSP for Canadian employees, payment of $11,501 in medical, dental, optical and life insurance and related costs for the benefit of Mr. Cornet, and $1,518 for the value of items stolen during a business trip.

(17)	Mr. Sartor resigned all positions with us and our subsidiaries, including as an officer and employee, effective June 4, 2008.
(18)	Upon Mr. Sartor’s departure from our Company effective June 4, 2008, he forfeited 81,250 options.
(19)
For 2008, represents a Company contribution of $1,775 under our DPSP for Canadian employees and the payment of $3,374 in medical, dental, optical and life insurance and related costs for the benefit of Mr. Sartor.
For 2007, represents a Company contribution of $8,126 under our DPSP for Canadian employees and the payment of $15,109 in medical, dental, optical and life insurance and related costs for the benefit of Mr. Sartor.

Grants Of Plan–Based Awards For Fiscal Year 2008

The following table contains information on the plan–based equity and non–equity awards granted to our current Named Executive Officers in 2008.  Our former Named Executive Officers were not granted any plan–based equity or non–equity awards in 2008.

		Estimated Future Payouts Under Non–Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards(1) ($)

Justin C. Dearborn	06/04/2008	––	––	––	400,000	0.68	164,000
	08/19/2008	––	––	––	200,000	1.47	176,000

Steven M. Oreskovich	06/04/2008	––	––	––	200,000	0.68	82,000

Nancy J. Koenig	06/04/2008	––	––	––	200,000	0.68	82,000

Antonia A. Wells	06/04/2008	––	––	––	200,000	0.68	82,000

Ann G. Mayberry–French	08/19/2008	––	––	––	100,000	1.47	88,000

(1)	Represents full grant date fair value as determined in accordance with FAS 123R.

~ 20 ~

Outstanding Equity Awards At 2008 Fiscal Year–End

The following table contains information concerning equity awards held by our current Named Executive Officers that were outstanding as of December 31, 2008.  Our former Named Executive Officers did not have any outstanding equity awards as of December 31, 2008.

	OPTION AWARDS				STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Justin C. Dearborn	–– ––	400,000 200,000	0.68 1.47	06/03/2014 08/18/2014

Steven M. Oreskovich	20,000 5,000 35,000 75,000 15,000 ––	–– –– –– 25,000 45,000 200,000	15.00 12.96 17.50 8.05 4.99 0.68	04/01/2010 07/16/2010 05/31/2011 09/05/2012 04/02/2013 06/03/2014	53,333	68,266

Nancy J. Koenig	––	200,000	0.68	06/03/2014

Antonia A. Wells	25,000 7,500 12,500 8,750 ––	–– 2,500 12,500 26,250 200,000	17.50 17.82 6.34 4.99 0.68	05/31/2011 10/19/2011 11/16/2012 04/02/2013 06/03/2014	53,333	68,266

Ann G. Mayberry–French	––	100,000	1.47	08/18/2014
                ___________________

(1)	One hundred percent (100%) of the restricted stock will vest on November 24, 2010.
(2)	Reflects the value as calculated using the closing market price of our Common Stock as of the last trading day in fiscal year 2008, December 31, 2008 ($1.28).

In 2008, none of our Named Executive Officers exercised any of their vested options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Description of Agreements Providing for Potential Payments

Prior to the closing of the investment by Merrick in our Company, we had in place agreements that required us to provide compensation to certain of our executive officers in the event of a termination of employment.  These agreements generally called for increased payments if the termination of employment occurred in connection with a change of control.

With respect to the restricted stock award agreements of Mr. Oreskovich and Ms. Wells, the restrictions lapse and the restricted stock becomes fully vested upon resignation for good reason (as defined in the agreement).  The agreements also provide for the lapse of the restrictions and full vesting upon: (a) the executive officer’s termination of employment due to disability; (b) the executive officer’s termination of employment by us without cause; (c) the executive officer’s involuntary termination of employment within 365 days after a change in control; (d) the executive officer’s resignation for good reason within 365 days of a change in control; or (e) the sale by us of the business unit with respect to which the Named Executive Officer primarily performs services.

~ 21 ~

A number of former officers of the Company had employment agreements with the potential for payment of certain amounts upon termination or a change in control.  However, concurrent with the Merrick transaction described above, such former officers entered into severance agreements with us, which resulted in us paying a lower amount to them upon their separation from the Company.  For descriptions of the Named Executive Officer’s employment agreements, see “Modifications To Our Executive Compensation Program” above.

OUTSTANDING EQUITY AWARDS OF DIRECTORS AT FISCAL YEAR END

The following table contains information concerning equity awards held by our Directors that were outstanding as of December 31, 2008.

	Option Awards (1)
Name	Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($ / Share)	Expiration Date	Aggregate Number of Securities Underlying Options (#)

Dennis Brown	5,000		9.78	05/21/2013	295,000
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	10,000		5.52	01/30/2017
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Michael W. Ferro, Jr.	400,000	(3)	0.57	11/19/2018	400,000

Robert T. Geras	2,500		1.03	08/23/2009	297,500
	5,000		1.40	05/23/2011
	5,000		8.19	05/23/2012
	5,000		9.78	05/21/2013
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Gregg G. Hartemayer	225,000	(2)	1.47	08/18/2018	225,000

Richard A. Reck	411		7.46	04/23/2013	285,411
	5,000		9.78	05/21/2013
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Neele E. Stearns, Jr.	300,000	(4)	1.47	08/18/2018	300,000
                ___________________

(1)
All options are fully vested and exercisable, with the exception of the options granted on August 19, 2008 with an August 18, 2018 expiration date, and the options granted on November 20, 2008 with a November 19, 2018 expiration date, which options vest and are exercisable as noted below.

(2)
Options vest in sixteen (16) equal quarterly increments of 14,062.5 shares, with the first increment vesting on the date of grant, August 19, 2008, with subsequent increments vesting on November 30, February 28, May 31 and August 31 thereafter.

(3)
Options vest in sixteen (16) equal quarterly increments of 25,000 shares, with the first increment vesting on the date of grant, November 20, 2008, with subsequent increments vesting on February 28, May 31, August 31 and November 30 thereafter.

(4)
Options vest in sixteen (16) equal quarterly increments of 18,750 shares, with the first increment vesting on the date of grant, August 19, 2008, with subsequent increments vesting on November 30, February 28, May 31 and August 31 thereafter.

~ 22 ~

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 20, 2009, the beneficial ownership of shares of the Common Stock, by:  (i) each person that is known to us to beneficially own or exercise the voting or dispositive control of five percent (5%) or more of the outstanding Common Stock; (ii) each of our current, and certain of our former Directors, and a Named Executive Officer, including:  Dr. Barish, Messrs. Dunham and Geras, Ms. Hajek, Messrs. Lennox, Moley, Quinn and Ramkumar, each a former Director, and Mr. Rardin, a former Named Executive Officer and Director; and (iii) all of our Directors and executive officers as a group.  Except pursuant to marital property laws or as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by such persons.  In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within sixty (60) days.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Total Outstanding
Merrick RIS, LLC / Michael W. Ferro, Jr.	28,189,837	49.65%
Glenhill Advisors, LLC (3)	2,800,000	4.93%
Robert A. Barish, M. D. (4)	62,781	(*	)
Dennis Brown	538,177	(*	)
Justin C. Dearborn	140,022	(*	)
Michel D. Dunham (4)	29,412	(*	)
Robert T. Geras	381,841	(*	)
Anna Marie Hajek (4)	16,859	(*	)
Gregg G. Hartemayer	144,890	(*	)
Nancy J. Koenig	72,160	(*	)
R. Ian Lennox (4)	2,935	(*	)
Ann G. Mayberry–French	23,174	(*	)
Kevin E. Moley (4)	26,249	(*	)
Steven M. Oreskovich (5)	293,092	(*	)
Kevin G. Quinn (4)	20,000	(*	)
Ramamritham Ramkumar (4)	10,000	(*	)
Kenneth D. Rardin (4)	18,000	(*	)
Richard A. Reck	366,299	(*	)
Neele E. Stearns, Jr.	296,610	(*	)
Antonia A. Wells (5)	177,180	(*	)
All Directors and Executive Officers as a Group (19 persons)	30,809,518	54.27%
                ___________________

(*)	Less than 1% of outstanding Common Stock.
(2)
Includes the following number of shares of Common Stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within 60 days of
April 20, 2009:  75,000 for Mr. Ferro; 126,250 for Mr. Brown; 100,000 for Mr. Dearborn; 128,750 for Mr. Geras; 56,250 for Mr. Hartemayer; 50,000 for Ms Koenig; 215,000 for Mr.
Oreskovich; 116,661 for Mr. Reck; 75,000 for Mr. Stearns; and 112,500 for Ms. Wells.

(3)
As reported on a Schedule 13G/A filed with the Commission on February 14, 2008 jointly by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC and
Glenhill Capital, LP.  Mr. Krevlin is the managing member and control person of Glenhill Advisors, LLC.  According to the Schedule 13G/A, each of Glenhill Advisors, LLC and Mr.
Krevlin have sole voting and dispositive power with respect to 2,800,000 shares of our Common Stock.

(4)	Ownership of shares of Common Stock known to us to be held at their respective dates of resignation as a Director.
(5)	Includes 53,333 shares of Restricted Common Stock granted on November 24, 2007, which shares shall become 100% vested and non–forfeitable on the third anniversary of the grant date.

~ 23 ~

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, members of our Board, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5).  The Commission requires executive officers, directors and greater than ten percent (10%) shareholders to furnish us with copies of all these forms filed with the Commission.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and Directors complied with their reporting obligations during 2008, with the exception of the following:  A Form 4 was filed on June 9, 2008, on behalf of Nancy J. Koenig with respect to the reporting of an option grant made on June 4, 2008 and an open market purchase made on June 5, 2008, and a Form 4 was filed on June 10, 2008, on behalf of Neele E. Stearns, Jr. with respect to the reporting of an open market purchase made on June 5, 2008, each of which filings were not made on a timely basis due to the delay in securing Edgar access codes upon their appointment as an executive officer or Director of the Company.  A Form 4 was filed on June 30, 2008, on behalf of Kevin G. Quinn with respect to open market purchases made on June 12, 2008 and June 20, 2008, and the respective share purchase rights attaching to such shares, which rights were called for redemption on June 23, 2008.

SHAREHOLDER PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF BDO
SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

BACKGROUND

The Audit Committee of our Board has selected BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  BDO Seidman, LLP was our independent registered public accounting firm and has audited our consolidated balance sheet as of December 31, 2008 and the consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for the year then ended.  Prior to that time, KPMG LLP had served as our independent registered public accounting firm.

Representatives of BDO Seidman will be present at our Annual Meeting.  They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

REASONS FOR THE PROPOSAL

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the Audit Committee of our Board is seeking ratification of its selection of BDO Seidman, LLP as a matter of good corporate practice.  If our shareholders do not ratify this selection, the Audit Committee of our Board will consider it a direction to select another independent registered public accounting firm for 2009.  Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm, the votes cast for ratification must be the majority of shares present and entitled to vote (in person or by proxy) at the Annual Meeting.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of BDO Seidman, LLP as our independent registered public accounting firm for 2009.

~ 24 ~

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 24, 2008, we notified KPMG LLP on behalf of the Audit Committee that, effective June 24, 2008, we would be replacing KPMG LLP as our independent registered public accounting firm.

During our fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent period through June 24, 2008, we have not had any disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference thereto in their reports on the financial statements for such years.

On June 24, 2008, the Audit Committee decided to engage BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2008.  BDO Seidman, LLP formally accepted the engagement on June 26, 2008, and we and BDO Seidman, LLP entered into an engagement letter on that date.  We did not engage BDO Seidman, LLP in any consultations prior to June 26, 2008.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the 2009 fiscal year.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional services rendered by BDO Seidman, LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2008.

2008
Audit fees(1)	$337,000
Audit–related fees	–
Tax	–
All other fees	–
Total fees	$337,000

(1)
Audit fees include fees for the annual financial statement audit, quarterly reviews, consents and review of, and assistance with, Current Reports on Form 8–K.  In 2008, management’s report on internal control over financial reporting was not subject to attestation by BDO Seidman, LLP pursuant to temporary rules of the Commission that permitted the Company to provide only a report from management.  The Company did not pay any fees to BDO Seidman, LLP in 2007.

POLICY ON AUDIT COMMITTEE PRE–APPROVAL OF AUDIT AND PERMISSIBLE NON–AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with the Commission and the Public Company Accounting Oversight Board (“PCAOB”) requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre–approve all audit and permissible non–audit services provided by the independent registered public accounting firm.

~ 25 ~

Prior to engagement of the independent registered public accounting firm for each year’s audit, management will submit a list to the Audit Committee for its approval of services and related fees expected to be rendered and fees expected to be incurred during that year within each of four (4) categories of services to the Audit Committee for approval.

·
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including quarterly reviews, comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

·
Audit–Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

·
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax–related activities, primarily in the area of corporate development; supporting other tax–related regulatory requirements; and tax compliance and reporting.  The Company generally does not request such services from the independent registered public accounting firm.

·
All Other services are those services not captured in the audit, audit–related or tax categories.  The Company generally does not request such services from the independent registered public accounting firm.

The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre–approval categories.  In those instances, the Audit Committee requires specific pre–approval before engaging the independent registered public accounting firm.  The Audit Committee may delegate pre–approval authority to one or more of its members.  The member to whom such authority is delegated must report any pre–approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

We, the members of the Audit Committee, represent the following:

1.	The Audit Committee has reviewed and discussed the Company’s audited financial statements with management;

2.
The Audit Committee has discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm for fiscal year 2008, the matters required to be discussed by Statement of Auditing Standards No. 114, as may be modified or supplemented;

3.
The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by the Public Company Accounting Oversight Board rule that relates to independence (Rule 3526), as may be modified or supplemented, and has discussed with BDO Seidman, LLP, its independence as the Company’s independent registered public accounting firm; and

4.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the year ended December 31, 2008, for filing with the Commission.

The Audit Committee

·               Neele E. Stearns, Jr., Chairperson
·               Dennis Brown
·               Richard A. Reck

~ 26 ~

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s Proxy Statement.  If a shareholder wishes to present a proposal to be included in the proxy statement for the next Annual Meeting of Shareholders, the proposal must be submitted in writing and received by our General Counsel and Corporate Secretary at our offices no later than December 28, 2009.

To bring business before an Annual Meeting, a shareholder must submit a timely notice that complies with the requirements of our Bylaws.  Our Bylaws require, among other things, that the notice contain a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend our Bylaws, the language of the proposed amendment, the shareholder’s reasons for conducting the business at the meeting and any material interest in such business of the shareholder.  Our Bylaws are available free of charge on file with the Commission, by searching the EDGAR archives at www.sec.gov, on line at www.merge.com/about/governance.aspx, or by written request to our General Counsel and Corporate Secretary at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650.

ANNUAL REPORT ON FORM 10–K

We will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of our Company’s Annual Report on Form 10–K for the year ended December 31, 2008.  Requests should be made to the General Counsel and Corporate Secretary at our principal executive offices located at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650; telephone number (414) 977–4000 or at shareholderinfo@merge.com.

Appendix A

MERGE HEALTHCARE INCORPORATED

AUDIT COMMITTEE CHARTER

A. Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Merge Healthcare Incorporated (the “Company”) shall oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and shall otherwise exercise oversight responsibility, and assist the Board in fulfilling its oversight functions, with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company.  In so doing, it shall be the goal of the Committee to maintain free and open means of communication between the members of the Board, the independent registered public accountants who audit the Company’s financial statements (the “Public Accountants”), the Company’s management and the persons performing the Company’s internal audit function.

B. Composition

The Committee shall be comprised of three (3) or more directors, as determined by the Board on the recommendation of the Nominating Committee of the Board.  Each member of the Committee shall be “independent” as defined by the rules of The Nasdaq Stock Market (“NASDAQ”) and the United States Securities and Exchange Commission (the “SEC”) that are applicable to audit committee members.  Each committee member shall also be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s consolidated balance sheets, statements of operations and statements of cash flows.  At least one member of the Committee shall have accounting or related financial management expertise consisting of employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Committee shall comply with any other audit committee composition requirements of NASDAQ and the SEC.

C. Meetings

The Committee shall meet with such frequency and at such intervals as it shall determine necessary to carry out its duties and responsibilities, but not less than quarterly.  In addition, the Committee shall hold any special meetings as may be necessary or called by the Chairperson of the Committee or at the request of the Public Accountants or the Company’s management.  Representatives of the Public Accountants, members of the Company’s management and others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary.  As part of its purpose to foster open and candid communication, the Committee shall meet periodically as necessary with the Public Accountants, the Company’s management and any others that the Committee invites to meet with it in separate executive sessions to discuss any matters that the Committee or these individuals believe should be discussed privately with the Committee.  The Committee may meet via telephone conference calls or take action in writing executed by all of the members.  Except as otherwise specifically provided for in this Charter, a quorum shall consist of three members.

Unless the Board elects a Chairperson of the Committee (the “Chairperson”), the Committee shall elect a Chairperson by majority vote.  The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting.  The Chairperson will also cause minutes of each meeting to be prepared and circulated to the Committee members.

~ I ~

D. Functions

In carrying out its functions, the Committee’s policies and procedures shall remain flexible, so that it may be in a position to react or respond to changing circumstances or conditions.  No less than annually, the Committee shall conduct a performance evaluation of the Committee and an evaluation of the adequacy of this Charter.

The Committee’s functions may be divided into the following general categories:  (1) overseeing financial reporting, (2) evaluating independent audit processes, (3) reviewing internal controls established by management, and (4) other functions.  The Committee shall:

1.	Financial Information and Reports

a.
Review with the Public Accountants and the Company’s management the interim financial statements to be included in each of the Company’s Quarterly Reports on Form 10–Q prior to the public announcement of financial results and the filing of the Form 10–Q with the SEC.

b.
Review with the Public Accountants, the Company’s management and the persons performing the Company’s internal audit function, the Company’s annual financial statements to be included in the Company’s Annual Report on Form 10–K prior to the public announcement of financial results and the filing of the Form 10–K with the SEC.

c.
Review the disclosure under “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations” in each Annual Report on Form 10–K and Quarterly Report on Form 10–Q, prior to the filing thereof with the SEC.

d.	Review the Company’s press releases announcing financial results or financial forecasts of the Company prior to their dissemination.

e.
Discuss with the Public Accountants their judgments about the quality, not just the acceptability, of the Company’s accounting principles and financial disclosure practices used or proposed and the appropriateness of significant management judgments.

f.
Discuss with the Company’s management and the Public Accountants the effect of regulatory and accounting initiatives, as well as any off–balance sheet structures, on the Company’s financial statements.

g.
Review a report from the Public Accountants periodically, but no less than annually, as to (i) all critical accounting policies to be used, (ii) all alternative disclosures and treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with the Company’s management, the ramifications of the use of such alternative disclosures and treatments and the disclosures and treatments preferred by the Public Accountants, and (iii) other material written communications between the Public Accountants and the Company’s management, including management letters and schedules of unadjusted differences.

~ II ~

h.	Recommend to the Board, based upon the review and discussion described above, whether the consolidated financial statements should be included in the Company’s Annual Reports on Form 10–K.

i.
Based upon discussions with, and reliance upon, the Public Accountants and the Company’s management, prepare any audit committee reports or other audit committee–related disclosure, in filings with the SEC or otherwise, required by applicable securities laws, rules and regulations or by the rules of any securities exchange or market on which securities of the Company are listed, including a report to be included in the Company’s annual meeting proxy statement stating whether the Committee has (i) reviewed and discussed the audited financial statement with management, (ii) discussed with the Public Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, (iii) received from the Public Accountants disclosures regarding their independence required by Independence Standards Board Standard No. 1 and (iv) discussed with the Public Accountants their independence.  The proxy statement shall also contain a statement as to whether the Committee members are independent and that the Committee has adopted a charter.

j.	Periodically, but no less than annually, review the financial statements and related reports for the Company’s retirement plan(s).

2.	Audit Processes

a.
Be directly responsible for the appointment, retention, replacement or termination, compensation and oversight of the work of the Public Accountants, including resolution of disagreements between the Company’s management and the Public Accountants regarding issues relating to accounting standards, financial reporting and disclosure, and other related issues that the Committee deems to be in its purview.

b.
Pre–approve all audit services and permitted non–audit services (including the fees and terms thereof) to be performed for the Company by the Public Accountants, in a manner consistent with applicable law and policies established by the Committee.  The Committee may delegate, subject to any rules or limitations it deems appropriate, to one or more designated members of the Committee the authority to grant such pre–approvals; provided, however, that the decisions of any member to whom authority is so delegated to pre–approve an activity shall be presented to the full Committee for ratification at its next meeting.

c.
On an annual basis, review the Public Accountants’ independence and objectivity by (i) inquiring into matters such as all relationships between the Public Accountants and the Company and (ii) reviewing annual disclosures from the Public Accountants regarding their independence as required by Independence Standards Board Standard No. 1.

d.
On an annual basis, obtain and review a report from the Public Accountants concerning their internal quality control review of the firm, any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the firm and any steps taken to address material issues raised by such review or any such inquiry or investigation.

e.	Review the experience and qualifications of the senior members of the Public Accountants’ team.

~ III ~

f.	Review the annual audit plan of the Public Accountants and evaluate their performance and adherence to the prior year’s audit plan.

g.	Confirm that the Public Accountants have complied with the requirements of Securities Exchange Act of 1934, as amended, concerning the rotation of the lead audit and reviewing partners.

h.	Review and approve (or veto) the Company’s hiring of employees or former employees of the Public Accountants who participated in any capacity in the audits of the Company.

i.
Following completion of the annual audit, review separately with the Company’s management and the Public Accountants the effectiveness of the audit effort, including any significant difficulties encountered during the course of the audit and any restrictions on the scope of work or access to required information.

3.	Risk Management and Controls

a.
Inquire of the Public Accountants and the Company’s management about significant risks or exposures and assess the steps which management has taken to minimize such risks and monitor control of these areas.

b.
Review with the Public Accountants and the Company’s Management their findings on the adequacy and effectiveness of internal controls (including the annual deficiency report prepared by the Public Accountants pursuant to Section 404 of the Sarbanes–Oxley Act of 2002) and their recommendations for improving the internal control environment, including management’s controls and security procedures with respect to the Company’s information systems.

c.
Review with the Public Accountants and the Company’s management the extent to which changes or improvements in financial or accounting practices have been implemented.  This review will be conducted at an appropriate time subsequent to the changes or improvements.

d.
Periodically review with the Company’s legal counsel matters that could have a significant impact on the Company’s financial statements, such as compliance with laws, rules and regulations, litigation and inquiries received from governmental agencies and regulators.

e.
Review and approve the appointment, replacement, reassignment or dismissal of the Company’s principal financial officer, the Company’s principal accounting officer and the Director of Internal Audit (or person fulfilling such function).

f.
Review the plans, activities, staff, organizational structure and effectiveness of the internal audit function with the Company’s management.  Review findings and recommendations from completed internal audits, together with management responses, and a progress report on the internal audit plan, with explanations for any deviations from the original plan.

g.	Review with the Public Accountants, the Company’s management and the persons performing the Company’s internal audit function, any incidents of fraud, whether or not material.

~ IV ~

4.	Other Functions

a.	Establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

b.	Establish and maintain procedures for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

c.
Review and approve (or veto) related party transactions, and resolve conflicts of interest questions, involving Board members or senior management (as defined and required by applicable securities laws, rules and regulations and the rules of the NASDAQ).

d.	Oversee and review the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short–term investments.

e.	Monitor compliance with applicable laws, including the Foreign Corrupt Practices Act and the Sarbanes–Oxley Act of 2002.

f.	Monitor compliance with the Company’s Code of Business Conduct and Ethics and approve any waivers under such Code.

g.	No less than annually, evaluate the adequacy of the Company’s Code of Business Conduct and Ethics and make recommendations to the Board with respect to any proposed changes.

h.	Review and monitor compliance with financial covenants under any Company credit facilities and debt instruments.

i.	Conduct or authorize investigations into any matter within the Committee’s scope of responsibilities that the Committee deems appropriate for investigation.

j.	Have the authority to retain independent counsel, accountants or other advisors, as the Committee determines necessary or appropriate to carry out its duties.

k.
Consider whether Committee members are provided with appropriate background information and training and, when necessary, seek such information and training from the Company’s management, the Public Accountants and/or other third–party sources.

l.
Establish appropriate fees, which the Company shall provide, for payment of (i) compensation to the Public Accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors engaged by the Committee and to any third–party sources providing background information and/or training to Committee members, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

m.	Perform such other functions as are assigned by law, the rules of NASDAQ, the Company’s charter or bylaws, or the Board of Directors.

n.	Regularly report its activities, findings and conclusions to the full Board.

~ V ~

E. Scope of Responsibilities

While the Committee has the functions set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with GAAP.  The Company’s management is principally responsible for Company accounting policies, the preparation of the financial statements and ensuring that the financial statements are prepared in accordance with GAAP.  Management is also responsible for implementing procedures designed to ensure that the Company and its employees comply with applicable laws and regulations and with the Company’s applicable ethics standards.  The Public Accountants are responsible for auditing and attesting to the Company’s financial statements and understanding the Company’s system of internal controls in order to plan and to determine the nature, timing and extent of audit procedures to be performed.

2009 ANNUAL MEETING OF SHAREHOLDERS OF

MERGE HEALTHCARE INCORPORATED

June 12, 2009

NOTICE OF INTERNET AVAILAILITY OF PROXY MATERIAL:
This Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10–K, and proxy card are available at www.merge.com/annualmeeting/

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

¯           Please detach along perforated line and mail in the envelope provided.                                                                                                                     ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1.Elect six (6) individuals to serve as Directors until the next annual meeting of Shareholders or otherwise as provided in the Company’s Bylaws (check one box).		2.Ratify the Company’s appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	FOR AGAINSTABSTAIN
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT	NOMINEES: ¡ Dennis Brown ¡ Justin C. Dearborn ¡ Michael W. Ferro, Jr. ¡ Gregg G. Hartemayer ¡ Richard A. Reck ¡ Neele E. Stearns, Jr.
To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: n

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.		The Board of Directors recommends a vote FOR all director nominees and FOR proposal number two.
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:Please sign exactly as your name or names appear on this Proxy.  When shares are hold jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by an authorized person.

MERGE HEALTHCARE INCORPORATED
6737 WEST WASHINGTON STREET
SUITE 2250
MILWAUKEE, WISCONSIN 53214–5650

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William S. Hogan and Alessio Nasini, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, par value $0.01 per share, of Merge Healthcare Incorporated (the “Company”) held of record by the undersigned on April 17, 2009, at the 2009 Annual Meeting of Shareholders to be held on June 12, 2009, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder.  If no direction is made, this proxy will be voted FOR the proposals set forth herein.

(Continued and to be signed on the reverse side)